Exhibit 5.1

[Pepper Hamilton LLP Letterhead]

September 25, 2003

Illinois Superconductor Corporation
451 Kingston Court
Mt. Prospect, Illinois 60056

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Illinois Superconductor Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 56,071,573 shares of the Company’s common stock, $.001 par value, (the “Shares”) consisting of (i) 36,071,573 shares which (the “Rights Offering Shares”) were issued in connection with the terms and conditions of the rights offering (the “Rights Offering”) of the Company; (ii) 10,000,000 shares issuable upon exercise of warrants (the “Common Stock Purchase Warrant Agreements”) to purchase common stock at a weighted average exercise price of $0.20 per share issued in connection with funding received through certain draw downs upon a line of credit with Alexander Finance, L.P. and Manchester Securities Corporation (the “Warrant Shares”), and (iii) 10,000,000 shares issuable upon the triggering of certain anti-dilution provisions contained in the Common Stock Purchase Warrant Agreements (the “Future Shares”).

     The opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In rendering this opinion, we have examined the Registration Statement, including the exhibits thereto, the Company’s Certificate of Incorporation, as amended, and By-Laws as currently in effect and such other documents as we in our judgment have deemed appropriate. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals. Members of our firm are admitted to the Bar of the Commonwealth of Pennsylvania, and we express no opinion as to the laws of any other jurisdiction other than the Federal laws of the United States of America and the General Corporation Law of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, each as in effect on the date hereof.

     Based upon and subject to the foregoing, we are of the opinion that the Rights Offering Shares have been duly and validly issued and are fully-paid and non-assessable by the Company in accordance with the Delaware General Corporation Law and that the Warrant Shares and Future Shares, when issued and delivered in accordance with the terms of the Common Stock Purchase Warrant Agreements, will be duly and validly issued, fully paid and nonassessable by the Company in accordance with the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Pepper Hamilton LLP
PEPPER HAMILTON LLP